EXHIBIT 99.1

GNC TO SELL SHUGRTM

Los Angeles, CA (July 20, 2005) – Health Sciences Group, Inc. (OTCBB: HESG), provider of innovative nutritional products and functional food ingredients derived from natural sources, announced today that General Nutrition Centers (GNC) will soon begin selling its Swiss Diet® ShugrTM products.  With more than 5,700 doors worldwide, GNC is the nation’s largest specialty retailer of nutritional supplements.

"We are delighted to have GNC offer Shugr in their retail stores and online," said Fred E. Tannous, Co-Chairman and Chief Executive Officer of Health Sciences Group, Inc.  "With over 65 years experience, and more than 5,000 stores in 21 countries, GNC is the nation’s largest and most recognized specialty retailer of nutritional supplements.  We believe Shugr will become the leading non-calorie sweetener for many health-conscious consumers and GNC represents the ideal venue for distributing our revolutionary product."

"GNC customers rely on us for an incredible assortment and exceptional value," stated Joe Weiss, vice president of diet and energy at GNC. "We are excited to add Shugr to our product selection for those consumers who are looking for an alternative to the current group of available sweeteners."

“We’re excited about establishing a very successful relationship with GNC,” said Loren Miles, founder of Swiss Research, Inc., a wholly-owned subsidiary of Health Sciences Group.  “GNC’s customers are weight and diet-conscious, but most of all, they are health-conscious.  Shugr is the perfect sweetener for people who care about their health, weight, and their teeth, as well as the taste of their food.  Shugr is the first natural, zero-calorie sweetener that tastes like sugar, feels like sugar in the mouth, and cooks and bakes like sugar.  But unlike cane sugar, it has no calories, it’s ‘tooth-friendly,’ meaning it won’t cause tooth decay, and it’s diabetic-safe.”

Shugr is the world's first natural, zero-calorie sweetener made from sugars that occur naturally in such good-tasting, healthy foods such as fruits, vegetables, corn and dairy products.  Erythritol is a naturally-occurring sugar commonly found in melon, grapes, mushrooms and soy.  Tagatose comes from dairy products, but does not affect people who are lactose intolerant.  Tagatose also provides an added health benefit -- prebiotic fiber that promotes intestinal health, much the way yogurt does.  Maltodextrin is derived from corn sugar, which is non-GMO and gluten-free.  A trace amount of sucralose is added to give Shugr its “high note.”  All of these ingredients carry a GRAS (Generally Recognized As Safe) designation for food safety from the US Food & Drug Administration.

“GNC will be the largest chain store to carry Shugr and we couldn't be more excited," commented Bill Glaser, Co-Chairman and President of Health Sciences Group.  "In addition to GNC, many other retail outlets have begun to sell Shugr, and we are rapidly expanding retail distribution of Shugr in the coming months.  We also plan to soon launch our direct to consumer television and radio infomercial campaign for Sequestrol – our natural, clinically-tested, cholesterol supplement”.

About Health Sciences Group, Inc.

Health Sciences Group identifies, develops and commercializes innovative nutritional products derived from natural sources to provide consumers and medical professionals with preventative healthcare alternatives.  The company markets its own line of proprietary products based on novel technologies with clinically-supported, GRAS-certified ingredients under its Swiss Research™ and Swiss Diet™ brand names.  For more information, visit www.HSciences.com.

About GNC Corporation

GNC, headquartered in Pittsburgh, Pennsylvania, operates 2,644 company-owned stores in the U.S. and Canada and has 1,261 domestic franchised locations, 1,043 Rite Aid “store-within-a-store” locations and 773 international franchised locations. GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements (VMHS), sports nutrition products, diet and energy products and specialty supplements.  For more information and to order products, including Shugr™, visit www.GNC.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events.  Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct.  The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, the independent authority of the special committee to act on the matters discussed, the successful negotiation of the potential acquisition and disposal of transactions described above, successful implementation of the company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements.  In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT:

Health Sciences Group, Inc.

Bill Glaser, President, or Fred E. Tannous, CEO

310-242-6700